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                  [BINGHAM DANA LLP LETTERHEAD APPEARS HERE]

                                  May 6, 1999

RoweCom Inc.
725 Concord Avenue
Cambridge, Massachusetts 02138

Dear Sir or Madam:

     We have acted as counsel for RoweCom Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8
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expected to be filed with the Securities and Exchange Commission on or about
May 6, 1999 (the "Registration Statement").
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     The Registration Statement effects the registration of 3,000,000 shares of the common stock, $0.01 par value per share, of the Company (the "Shares"),
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which are to be issued by the Company pursuant to the Company's 1997 Stock
Incentive Plan, Amended and Restated 1998 Stock Incentive Plan, 1999 Non-Employee Director Stock Option Plan, and 1999 Employee Stock Purchase Plan, respectively (collectively, the "Plans").
                                 -----

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

     We further assume that all Shares issued pursuant to the Plans will be issued in accordance with the terms of such Plans and that the purchase price of each of the Shares will be at least equal to the par value of such Shares. Without prejudice to the generality of the foregoing, we assume that in connection with each award of shares of restricted stock under the Plans, the Company will require the recipient of the award upon issuance of such shares to pay a cash purchase price at least equal to the par value of such shares.
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RoweCom Inc.
May 6, 1999
Page 2


     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or grant of restricted stock awards pursuant to the respective Plans and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,


                           /s/ BINGHAM DANA LLP

                           BINGHAM DANA LLP